Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our report dated 2 July 2015, with respect to the consolidated balance sheets of Pace plc as of December 31, 2014 and December 31, 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 included in Form S-4 of ARRIS International Limited dated 2 July 2015, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

KPMG LLP

Leeds, United Kingdom
2 July 2015